CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)
NanoString Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	16,000,000(3)	$0.71	$11,360,000	$147.60 per $1,000,000	$1,677
Newly Registered Securities
	Total Offering Amounts					$11,360,000		$1,677
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,677

(1)Pursuant to Rule 416 under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of additional shares of Common Stock as may become issuable upon exercise of or otherwise pursuant to or in respect of the Warrants (as defined below) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock, as reported on The Nasdaq Global Market on November 20, 2023.

(3)Represents the number of shares of the registrant’s common stock that may be issued upon the exercise of warrants to purchase the registrant’s common stock (the “Warrants”).